EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:
We consent to incorporation by reference in the Registration Statement (No. 333-19515) on Form S-8 of Ryder System, Inc. of our report dated June 15, 2006, relating to the statement of financial condition of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 2005, and the statement of income and changes in plan equity for the years ended December 31, 2005 and 2004, which report appears in the December 31, 2006 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.
/s/ KPMG LLP
June 25, 2007
Miami, Florida
Certified Public Accountants

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